SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2001



                     McMoRan Exploration Co.


    Delaware                001-0779             72-1424200
(State or other           (Commission          (IRS Employer
 jurisdiction of          File Number)         Identification
 incorporation or                                 Number)
  organization)

                       1615 Poydras Street
                  New Orleans, Louisiana  70112

 Registrant's telephone number, including area code:  (504) 582-4000



Item 5. Other Events and Regulation FD Disclosures

We announce the following exploration drilling activities update:

Louisiana State Lease 340. We commenced drilling the Louisiana SL 340 #1 well (Mound Point prospect) on October 22, 2000 under a turnkey drilling contract with a contract depth of approximately
18,500 feet.    The well encountered mechanical difficulties
prior to reaching contract depth and, after considerable effort to complete drilling of the well, the turnkey operator terminated the turnkey contract. We incurred no drilling costs since contract depth was not reached. On February 8, 2001, we commenced the Louisiana SL 340 #2 exploratory well under a day-rate drilling contract. The #2 well, currently drilling at approximately 12,400 feet, has the same objective as the #1 well, and is also planned for a total depth of approximately 18,500 feet. We have a 29.6 percent working interest and a 22.3 percent net revenue interest in the well. We control approximately 62,000 acres in the Louisiana SL 340 area, with the average water depth being less than 10 feet.

Eugene Island Block 97 # 2.   On February 22, 2001, drilling
commenced on the Eugene Island 97 #2 exploratory well (Thunderbolt - shallow prospect). The #2 well will test objectives in a separate, but adjacent, fault block from the fault block encountered by the #1 exploratory well, which encountered 75 feet of pay in sands logged between measured depths of 14,000 and 14,290 feet during the fourth quarter of 2000. The well has a total planned depth of approximately 16,400 feet and is currently drilling at approximately 11,000 feet. We hold a 38.0 percent working interest and a 27.4 percent net revenue interest in the #2 well. This prospect is located in 27 feet of water, approximately 25 miles offshore Louisiana in the Gulf of Mexico. We control 19,375 acres in the immediate area.

Garden Banks Block 272. On November 30, 2000, we commenced drilling the Garden Banks Block 272 #1 exploratory well (Crete prospect). In early March 2001, the well reached a total depth of approximately 22,000 feet and subsequent evaluations of the well indicated that the well did not contain commercial quantities of hydrocarbons. Accordingly, we will record an approximate $17 million charge to exploration expense during the first quarter of 2001 for the well's drilling and related costs. We control approximately 17,280 acres in the Crete area, and we are evaluating the data derived from drilling the #1 exploratory well to determine if future activities on the prospect are warranted. We own a 71.3 percent working interest and a 51.3 percent net revenue interest in the Crete prospect, which is located in 560 feet of water approximately 135 miles offshore Texas.

Grand Isle Block 2 and West Delta Blocks 1/12/13. On September 19, 2000 drilling commenced at the West Delta Block 12 #1 well (Intruder-N. Prowler prospect). The well reached a total depth of approximately 18,800 feet. In mid-February 2001, after flow testing and evaluating the results of multiple potentially productive zones within the West Delta Block 12 #1 exploratory well, we concluded that the well did not contain commercially
producible hydrocarbons.   The well has been temporarily
abandoned and its permanent abandonment is planned. We will charge approximately $12 million to exploration expense in the first quarter of 2001 for all drilling and related costs associated with these prospects. We own a 47.5 percent working interest and a 32.1 percent net revenue interest in this prospect, which covers 2,788 acres and is located in 12 feet of water offshore Louisiana.



                            SIGNATURE
                       ------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              McMoRan Exploration Co.


                              By:  /s/ C. Donald Whitmire Jr.
                                   ------------------------------
                                       C. Donald Whitmire, Jr.
                                    Vice President & Controller -
                                        Financial Reporting
                                     (authorized signatory and
                                    Principal Accounting Officer)

Date:  March 7, 2001